Exhibit 10.2

E2open Executive Annual Incentive Plan

This Executive Annual Incentive Plan (“Plan”) is the current policy of E2open Parent Holdings, Inc. (“E2open” or “Company”) concerning incentive compensation for each eligible executive of the Company from March 1, 2021 until superseded (“Term”).  The Plan provides a competitive incentive opportunity designed to drive performance toward the achievement of global corporate objectives.

Eligibility	Eligibility for the Plan is determined by the Compensation Committee (“Committee”) of E2open.

Definitions

“Incentive Payment” is defined as the payment to which an executive governed by the Plan may be entitled if he/she meets the requirements of the Plan. It is comprised of one global corporate component that may be subdivided into segments to reflect various global corporate objectives. The Committee shall approve the global corporate component of the Plan on an annual basis.

“Year” is defined as E2open’s fiscal year, March 1st through February 28th.

Plan Funding & Components

Funding for the Plan is based upon E2open’s fiscal corporate results.  The Plan is fully funded when E2open’s corporate results meet 100% of target. Whether an executive is entitled to an Incentive Payment, and if so, its amount, will be calculated on an annual basis. Each executive has an incentive target expressed as either a percent of base salary or as a fixed amount, as determined by the Committee.

Final payout under the Plan is determined and approved by the Committee based on the audited fiscal full year results of E2open.

Terms & Conditions

The Plan’s terms, conditions, and administrative practices are modified in compliance with the federal and local regulatory requirements in the locations in which E2open operates.

Changes in Salary

When an executive’s incentive target is expressed as a percentage of base salary, and the executive’s base salary increases or decreases during the year, calculation of the Incentive Payment will be pro-rated, taking into consideration the amount of time the executive was at the beginning base salary and the amount of time the executive was at the ending base salary.

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E2open Executive Annual Incentive Plan

Timing of Incentive Payment

The due date for an Incentive Payment is no later than the sixtieth (60th) day after the annual financial audit has been finalized and closed. The Company will withhold from Incentive Payments all appropriate withholdings for statutory taxes. Where applicable, the Incentive Payment will also be subject to deductions according to the executive’s 401(k) deferral election. To receive a payout under the Plan, you must be actively employed at the time the incentive payment is made and in good standing, or as otherwise provided in the Executive Severance Plan.

Termination of Employment

Incentive Payments, upon termination of employment, will be paid out in accordance with the provisions of the Executive Severance Plan.

Plan Administration

The Committee reserves the right to administer, construe, and interpret this Plan, to make all determinations related to this Plan (including the calculation of Incentive Payments), to approve all Incentive Payments prior to payment, and to resolve all issues and disputes related to this Plan. The Committee’s decisions shall be final and conclusive on all concerned. The Committee reserves the right to modify or terminate this Plan at any time.

This Plan description, together with the executive’s Incentive Plan Summary Statement, constitute the full and complete agreement between the executive and the Company on the terms described herein, and supersedes any prior agreements, whether oral or written, regarding incentive compensation

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E2open Executive Annual Incentive Plan

Incentive Plan Summary Statement

Dear [                ],

This statement summarizes your annual incentive opportunity as a participant in the E2open Executive Annual Incentive Plan (the “Plan”) for fiscal year [           ]. Your incentive target for fiscal year [         ] is [      ]% of your base salary of $[             ], or $[             ].

The Plan is designed to tie executive compensation to the overall financial success of the Company. It is E2open’s corporate results that drive funding for the Plan payouts.

Your incentive payout will be based on E2open’s achievement of the following global corporate objectives for fiscal year [     ]:

[INSERT APPROVED CORPORATE GOALS]

Incentive payments will be made no later than the sixtieth (60th) day after the annual financial audit has been finalized and closed. To receive a payout under the Plan, you must be actively employed at the time the incentive payment is made and in good standing, or as otherwise provided in the Executive Severance Plan. Incentive payments are net of any applicable federal and local statutory deductions and required tax withholdings.

This letter statement is a general summary of the Plan. To learn more about the Plan and its specific terms and conditions, please refer to the Executive Annual Incentive Plan.

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